Exhibit 6.12

CONSULTING AGREEMENT

THIS AGREEMENT, entered into as of January 8, 2020 is between TVPage, Inc. a California Corporation of 6827 Nancy Ridge Drive, San Diego, CA 92121, on the one hand (the “Company”), and Dunn Solution Groups, Inc. of 5550 W. Touhy, Ste 400, Skokie, IL 60077 on the other hand (“Consultant”).

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Scope of Work. Consultant shall provide software development, and devops and related infrastructure support services to the Company (“Services”), on an as needed basis, as requested from time to time by Company, and as reflected in one or more Statements of Work executed by the parties hereof, in each case forming an integral part hereof (an “SOW”).

Section 2. Payment. Company shall pay Consultant for the Services in accordance with the applicable SOW. Payment shall be made upon and against the receipt of invoice from Consultant. Consultant shall notify and receive written approval from Company upon exceeding 20 hours of Services, counted from the last time such approval was received, in each case.

Section 3. Proprietary Rights and Inventions. The Services are provided exclusively for the Company and any resulting systems, software and/or products conceived or developed, as well as any and all related files, drawings, Inventions, any and all proprietary and intellectual property rights pertaining thereto shall be vested fully and solely in the Company.

Section 4. Proprietary Information. Consultant will not disclose or use, at any time either during or after the period of Services, except for the specific purposes hereof, any Confidential Information (as herein defined). “Confidential Information” shall mean all proprietary and technical information relating to the Company and/or the Services, including but not limited to Inventions and Rights, whether or not marked as “Confidential”. “Confidential Information” shall also mean information received by Company from customers of Company or other third parties subject to a duty to keep confidential.

Section 5. Representations and Warranties. Consultant represents and warrants: (a) that the Services hereunder will be performed in a professional and diligent manner; (b) that neither the Services nor any inventions and proprietary rights derived therefrom and/or created and/or delivered to Company will infringe or violate the intellectual property rights or other rights of the Company or any third party; (c) that Consultant is not under any obligations to any third party which could interfere with Consultant’s performance under this Agreement; (d) that Consultant has all requisite legal right and authority to enter into this agreement and to offer and provide services hereunder; and (e) Consultant’s performance of his obligations to Company hereunder will not breach any agreement or applicable law to which Consultant is or may be bound, including restrictions on disclosure of proprietary information or other covenants made in favor of third parties including, without limitation, existing or past employers of Consultant. Consultant agrees to indemnify, defend and hold Company harmless, and its officers, directors, employees and agents harmless from and against any and all third party claims, actions, demands, liabilities, losses, damages, costs, payments and expenses (including reasonable attorneys’ fees) arising from or relating to any breach by Consultant of any of its representations, warranties or obligations under this Agreement.

Section 6. Successors and Assigns. This Agreement constitutes a personal service agreement and in no event may any rights hereunder be assigned by Consultant without prior written consent of Company. This Agreement shall be binding upon and inure to the benefit of Company’s successors, heirs, and legal representatives.

Section 8. Governing Law. Any dispute arising in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the any conflict of laws provisions, and the parties irrevocably submit to the exclusive jurisdiction of the courts of the city of San Diego for resolution of any such dispute.

Section 9. Term; Termination; General. This Agreement shall be in effect until terminated upon written notice by either party to the other. This Agreement supersedes and replaces any existing agreement entered into by Consultant and Company relating generally to the same subject matter, and may be modified only in writing signed by both parties. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.

AGREED TO BY:

TVPage, Inc.

   /s/ Allon Caidar

By: Allon Caidar
Title:  CEO

  /s/ William Dunn

By: William Dunn
Title: President

STATEMENT OF WORK

THIS STATEMENT OF WORK forms an integral part of a certain Consulting Agreement entered into as of January 8, 2020 between TVPage, Inc. (the “Company”), and Dunn Solution Groups, Inc. (“Consultant”).

Services and Hourly Rates:

Any software development services, including data analytics and related services: $115/hour Any development operations and infrastructure support services: $85/hour

AGREED TO BY:

TVPage, Inc.

   /s/ Allon Caidar

By: Allon Caidar
Title:  CEO

  /s/ William Dunn

By: William Dunn
Title: President